Exhibit 23
Consent of Independent Registered Public Accounting Firm

The Board of Directors
Darling International Inc.

We consent to the incorporation by reference in the registration statements on Form S-3 (No. 333‑170668), Form S-4 (No. 333-131484), and Form S-8 (Nos. 333-125875, 333-181786, 33-99868, 33-99866) of Darling International Inc. of our reports dated February 27, 2013 with respect to the consolidated balance sheets of Darling International Inc. as of December 29, 2012 and December 31 2011, and the related consolidated statements of operations, comprehensive income, stockholders' equity, and cash flows, for each of the years in the three-year period ended December 29, 2012, and the effectiveness of internal control over financial reporting as of December 29, 2012, which reports appear in the December 29, 2012 annual report on Form 10‑K of Darling International Inc.

/s/ KPMG LLP

Dallas, Texas
February 27, 2013